EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-61476, 333-97209, 333-129002, 333-143519, 333-161159, 333-174559, 333-184604 and 333-196320 on Form S-8 of our reports dated March 1, 2016, relating to the consolidated financial statements and consolidated financial statement schedule of Greatbatch, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company’s changes in its method of accounting for debt issuance costs and deferred income taxes), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Greatbatch, Inc. for the year ended January 1, 2016.

/s/ Deloitte & Touche LLP

Williamsville, New York
March 1, 2016